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                                             Exhibit 8.2


                          [ MAHONEY Letterhead]

                            September 19, 1997


Salomon Brothers Inc,
 as Representative of the Several Underwriters
 Listed on Schedule I hereto
Seven World Trade Center
New York, New York  10048

    Re:  Barnett Auto Trust 1997-A


Ladies and Gentlemen:

    We have acted as counsel to Barnett Dealer Financial Services, Inc., the Sponsor for Barnett Auto Trust 1997-A, a Delaware business trust (the "Trust"), in connection with the preparation and filing of a Registration Statement on Form S-3, No. 333-26675 (the "Registration Statement") and amendments thereto, filed with the Securities and Exchange Commission. The Registration Statement relates to the sale, from time to time, of Asset Backed Notes and Asset Backed Certificates at prices and on terms to be determined at the time of sale and to be set forth in supplements to the prospectus (the "Prospectus") contained in the Registration Statement. A prospectus supplement (the "Prospectus Supplement") dated September 18,
1997, was issued with respect to the offering by the Trust of Class A-1 Asset Backed Notes, Class A-2 Asset Backed Notes, Class A-3 Asset Backed Notes, Class A-4 Asset Backed Notes, Class A-5 Asset Backed Notes, and Class B Asset Backed Notes (collectively, the "Notes"), all as described in the Prospectus Supplement.

    Capitalized terms used and not otherwise defined herein have the respective meanings assigned to such terms in the Registration Statement and the Prospectus Supplement.

    In connection with this opinion, we have examined and relied upon as to matters of fact originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and have made such other further investigations as we have deemed necessary or appropriate. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

    Based upon the foregoing, and subject to the assumptions and qualifications set forth herein, we hereby confirm that the statements in the Prospectus Supplement under the heading "State and Local Tax Consequences" to the extent they constitute matters of law or legal conclusions with respect thereto, are accurate.

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Salomon Brothers Inc,
 As Representative to Several Underwriters
 Listed on Schedule I Hereto
September _____, 1997
Page Two



    This opinion is based upon the Florida Tax Code, existing rules thereunder, published rulings, and court decisions and administrative decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time, which change may be retroactive.

    Except as stated above, we express no opinion with respect to any other matter. We are furnishing this opinion to you solely in connection with the issuance of the Notes, and this opinion is not to be relied upon, circulated, quoted or otherwise referred to for any other purpose. A copy of this opinion may be delivered to Moody's Investors Service, Inc. and Standard & Poor's Corporation, each of which may rely upon this opinion as if it were addressed to it.

    We hereby consent to the use of our name in the Prospectus Supplement under the headings "State and Local Tax Consequences" and "Legal Opinion" and to the filing of this opinion as an exhibit to the Registration Statement.
By giving such consent, we do not thereby admit that we are experts with respect to this letter, as that term is used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                             Very truly yours,

                             MAHONEY ADAMS & CRISER, P.A.